Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS RECORD FISCAL 2011 RESULTS

 - Before Restructuring Activities: -

- NET SALES ROSE 13% –

- OPERATING MARGIN INCREASED 180 BASIS POINTS -

- EARNINGS PER SHARE CLIMBED 34% TO $3.69 -

New York, NY, August 15, 2011 - The Estée Lauder Companies Inc. (NYSE: EL) today reported a solid financial performance for the fourth quarter and record results for the fiscal year ended June 30, 2011.  For the year, the Company had net sales of $8.81 billion, a 13% increase compared with $7.80 billion reported in the prior year.  Excluding the impact of foreign currency translation, net sales increased 12% from a year ago.  The Company reported net earnings for the year of $700.8 million, compared with $478.3 million last year.  Diluted net earnings per common share rose 46% to $3.48, compared with $2.38 reported in the prior year.  All mention of net earnings in the body of this release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2011 full year results included returns and charges associated with restructuring activities of $59.4 million ($41.7 million after tax), equal to $.21 per diluted common share.  The fiscal 2010 full year results included returns and charges associated with restructuring activities of $84.7 million ($55.9 million after tax), equal to $.28 per diluted common share.  Additionally, fiscal 2010 results included a charge related to the extinguishment of debt of $27.3 million ($17.5 million after tax), equal to $.09 per diluted common share.

Excluding these returns and charges in fiscal 2011 and 2010, net sales for the year ended June 30, 2011 increased 13% to $8.81 billion and net earnings rose to $742.5 million.  Diluted net earnings per common share rose 34% to $3.69 versus a comparable $2.75 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “Fiscal 2011 was an outstanding year for our Company.  We achieved record sales, gross margin, operating margin, earnings per share and operating cash flow.  These results confirm that our strategy is working and has allowed us to reach our original 13% operating margin target two years earlier than anticipated.

We are pleased that our performance is creating greater stockholder value, as evidenced by our increased market capitalization this past year.

“We made significant progress executing our strategy and we expect to continue to benefit from the many initiatives we are implementing, along with a more strategically focused approach to spending.  We had strong sales growth in every geographic region and product category, and notably, we recorded the best performance in North America in a decade, including excellent department store results.  Our Company also established market leadership in China in prestige, and in the important fast growing travel retail channel the Company became the leader in skin care.

“In fiscal 2012, we will continue to do what has been successful: focus our creative ingenuity on the biggest product ideas and marketing opportunities, improve our High-Touch services, aggressively pursue growth in emerging markets and distribution channels and invest in our strategic modernization initiative.  We have strong momentum that we will support with higher investment spending, and intend to continue to gain share globally and increase profitability.  Based on our conviction in our strategy and long-term outlook, we are extending our financial goals to fiscal 2014 and raising our operating margin target to between 14.5% and 15%.”

The Company’s record performance was due to stronger overall business, particularly from the Company’s largest brands, helped by a weaker U.S. dollar.  The Company posted strong across-the-board sales gains in its geographic regions and major product categories.  Sales also increased in all major product categories within each region. Sales growth was particularly strong in the United States, travel retail and emerging markets.  These results reflect solid increases from higher-margin product launches and the positive impact of more effective advertising spending.  The higher results also reflect a favorable comparison to the prior year, which included a charge for returns related to the Company’s long-term perfumery strategy in the Europe, the Middle East & Africa region of approximately $31 million.

During the fiscal year, the Company made substantial progress on its previously stated strategic goals with a solid improvement in cost of sales and operating expenses as a percentage of net sales.  All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value added costs.  In connection with the long-term strategic plan, as well as certain ongoing initiatives, the Company realized savings of $199 million during the year.  As a percentage of net sales, advertising, merchandising and sampling expenses increased to support the Company’s biggest innovations, while all other significant operating expenses were lower.

During the year, the Company recorded approximately $38.0 million of charges for the impairment of goodwill and other intangible assets, primarily related to the Ojon brand that negatively impacted operating results. In fiscal 2010, the Company recorded $48.4 million of charges for the impairment of goodwill and other intangible assets primarily related to the Ojon and Darphin brands.

Full-Year Results by Product Category

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2011	2010	Reported Basis	Local Currency	2011	2010	Reported Basis

Skin Care	$ 3,718.6	$ 3,227.1	15%	13%	$ 595.1	$434.3	37%
Makeup	3,370.8	2,978.2	13	12	493.8	416.8	18
Fragrance	1,236.0	1,136.9	9	8	80.7	26.3	100 +
Hair Care	432.3	413.9	4	4	(9.1)	(6.2)	(47)
Other	56.9	55.4	3	2	(11.7)	3.4	(100)+
Subtotal	8,814.6	7,811.5	13	12	1,148.8	874.6	31
Returns and charges associated with restructuring activities	(4.6)	(15.7)			(59.4)	(84.7)
Total	$ 8,810.0	$ 7,795.8	13%	12%	$ 1,089.4	$789.9	38%

Skin Care

•                The skin care category is a strategic priority for the Company.  The Company gained share in this category during the year in certain countries, in the stores where its products are sold.

•                The Estée Lauder brand had strong sales from the recent launches of the Re-Nutriv Ultimate Lift Age-Correcting Collection and Idealist Even Skintone Illuminator and Idealist Cooling Eye Illuminator.

•                Contributing to the increased sales was the successful recent launch of Repairwear Laser Focus Wrinkle & UV Damage Corrector from Clinique.

•                Increased sales of Advanced Night Repair Eye Synchronized Complex from Estée Lauder and Even Better Clinical Dark Spot Corrector from Clinique, which were launched in the prior year, contributed to the net sales growth.

•                La Mer generated strong sales growth for the year, reflecting the success of The Eye Balm Intense and The Radiant Serum and an improvement in the luxury retail environment.  The launch of the Plantscription line of products by Origins also contributed incremental sales.

•                These sales gains were partially offset by lower sales from certain existing products.

•                Operating income increased sharply, primarily reflecting improved results from the Company’s heritage brands, driven by increased net sales from higher-margin product launches.

Makeup

•                Makeup net sales growth reflected strong increases, primarily from the Company’s makeup artist brands and certain heritage brands, as well as incremental sales from the acquisition of the Smashbox brand on July 1, 2010.

•                The higher makeup sales reflected increases across a broad range of products, such as the recent launches of new Pure Color eye and lip products from Estée Lauder and Redness Solutions Makeup from Clinique.

•                The makeup product category reflects a favorable comparison to the prior year, which included the aforementioned charge related to the Company’s long-term perfumery strategy in the Europe, the Middle East & Africa region of approximately $27 million.

•                These increases were partially offset by lower sales of Prescriptives products, due to the exit from the global wholesale distribution of the brand in fiscal 2010.

•                Makeup operating income increased, primarily reflecting improved results from the Company’s makeup artist brands and certain of its heritage brands.  The higher results also reflect the favorable comparison to the prior year attributable to the charge related to the long-term perfumery strategy described above, as well as the write-off of related inventory of approximately $3 million.

Fragrance

•                Incremental sales were generated from the recent launches of Estée Lauder pleasures bloom and Hilfiger Loud for Her.  Higher fragrance sales of Coach Poppy and pureDKNY and from the Jo Malone and Tom Ford luxury brands, contributed to the category’s growth.

•                Partially offsetting these increases were lower sales of DKNY Delicious Candy Apples, which launched in the prior year, as well as Estée Lauder Sensuous and I Am King Sean John.

•                Fragrance operating income increased over 200%, primarily reflecting higher net sales from Estée Lauder and designer fragrances driven by recent product launches, cost reductions and a more strategically focused approach to support spending on successful launches and classics, and in markets and channels with the greatest potential.

Hair Care

•                Hair care net sales increased, primarily from the recent launch of Be Curly Style-Prep and Control Force from Aveda.  Incremental sales in the category also resulted from expanded global distribution.

•                These increases were partially offset by lower net sales resulting from the reformulation and re-launch of Ojon brand products in the fourth quarter of fiscal 2011.

•                Hair care operating results decreased, reflecting the reformulation and re-launch of Ojon brand products.  This decrease was partially offset by higher results from Aveda and a lesser amount of goodwill and other intangible asset impairment charges related to the Ojon brand compared to the prior year.

Full-Year Results by Geographic Region

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2011	2010	Reported Basis	Local Currency	2011	2010	Reported Basis

The Americas	$ 3,796.3	$3,442.1	10%	10%	$ 244.9	$161.5	52%
Europe, the Middle East & Africa	3,257.6	2,859.3	14	14	651.9	500.8	30
Asia/Pacific	1,760.7	1,510.1	17	10	252.0	212.3	19
Subtotal	8,814.6	7,811.5	13	12	1,148.8	874.6	31
Returns and charges associated with restructuring activities	(4.6)	(15.7)			(59.4)	(84.7)
Total	$ 8,810.0	$7,795.8	13%	12%	$1,089.4	$789.9	38%

The Americas

•                Net sales growth in the region was primarily attributable to higher sales in the United States.  The improvement reflects double-digit net sales increases from the Company’s makeup artist brands and solid growth from heritage brands.

•                The higher sales also reflect the inclusion of the Smashbox brand and strong double-digit gains in Latin America, which benefited from growth in emerging markets such as Brazil.  Overall, sales increased in Canada, which included lower net sales attributable to the actions taken at Ojon, as previously mentioned.

•                These increases were partially offset by lower sales of Prescriptives products, due to the brand’s exit from wholesale distribution.

•                Sales of the Company’s products online increased double digits, while results in other channels were mixed.

•                Operating income in the Americas increased sharply, reflecting the strong sales gains, which were partially offset by incremental spending in line with the Company’s strategy.

Europe, the Middle East & Africa

•                In constant currency sales increased in virtually all countries in the region.

•                The Company’s travel retail business generated strong double-digit net sales growth for the year, resulting from successful product launches and increased distribution.  This reflects both an improvement in global airline passenger traffic and stronger conversion of travelers into purchasers, driven by improved marketing and distribution. Travel retail continues to leverage the strategic investment spending in local markets and benefit from the increase in international travelers, particularly in Asia.

•                In constant currency, double-digit net sales growth was recorded in a number of countries, led by Russia, the Middle East, France, Benelux, Turkey, Nordic and South Africa.  Western Europe posted strong sales growth, particularly in the United Kingdom, Germany and Italy.  These increases reflect improved retail environments, successful launches of skin care products and higher combined sales from the Company’s makeup artist brands.  Net sales in the Balkans declined for the year.

•                The Company estimates that it gained share in certain countries in its points of distribution in this region during the year.

•                The higher results reflect a favorable comparison to the prior year, which included the aforementioned charge related to the Company’s long-term perfumery strategy of approximately $31 million.

•                The higher operating income in the region reflected increases from the Company’s travel retail business, Russia, the United Kingdom and the Middle East. The increase also reflected the favorable comparison to the prior year, which included the charge mentioned above related to the Company’s long-term perfumery strategy as well as the write-off of related inventory of approximately $3 million.  Partially offsetting the overall growth was an increase in strategic investment spending and lower results in the Balkans and Spain.

Asia/Pacific

•                The Company generated solid local currency sales growth in this region, with most countries posting increases.

•                The strongest gains were generated in China, Hong Kong, Taiwan, Korea and Singapore, primarily reflecting strong sales of skin care products.  Sales in Japan declined for the year, reflecting the earthquake that occurred there, although the negative effect on the Company’s business was less than originally estimated, as well as continued overall softness.

•                The Company estimates that for the year it gained share in the Asia region within its points of distribution.

•                Operating income in the region rose, with virtually all countries showing improved results, led by China, Hong Kong, Taiwan and Malaysia.  Partially offsetting these increases were lower operating results in Japan and Australia.

Full-Year Cash Flows

•                For the twelve months ended June 30, 2011, net cash flows provided by operating activities increased 7% to $1,027.0 million, compared with $956.7 million in the prior year.

•                The increase primarily reflected higher net earnings and the timing and level of accrued income taxes.  Partially offsetting these increases were higher levels of accounts receivable balances, resulting from increased net sales during the year and the timing of collections, as well as higher accounts payable cash outflows.

•                Days of inventory at June 30, 2011 were higher compared to June 30, 2010.  This increase reflects the building of inventory to support near-term sales growth and improve service levels.

•                During the fiscal year, the Company used operating cash flows primarily for the repurchase of shares of the Company’s Class A Common Stock, capital expenditures and the purchase of the Smashbox brand.  Cash on hand was also used for the payment of the annual dividend, which increased 36% per share over the previous dividend rate.

•                The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its planned business operations on both a near- and long-term basis.

Fourth Quarter Results

•                For the three months ended June 30, 2011, the Company reported net sales of $2.06 billion, a 12% increase from $1.84 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 7%.

•                Fourth quarter sales reflected the corresponding reduction of orders, amounting to approximately $42 million, from some international retailers that took place in the Company’s fiscal third quarter in advance of its implementation of SAP at certain of its affiliates.

•                On a reported basis, net sales grew in each geographic region and product category.  Sales also increased in most product categories within each region.

•                The Company reported net earnings for the fourth quarter of $41.1 million, a 72% increase compared with $23.9 million last year.  Diluted net earnings per common share were $.20, compared with $.12 in the same prior-year period.

•                The Company’s fiscal 2010 fourth-quarter results included a $31 million credit, equal to $.15 per diluted common share, resulting from a reduction in the Company’s tax reserves, primarily related to favorable tax settlements.

•                The fiscal 2011 fourth-quarter results included returns and charges associated with restructuring activities of $12.0 million ($8.6 million after tax), equal to $.04 per diluted common share.

•                The fiscal 2010 fourth-quarter results included returns and charges associated with restructuring activities of $25.6 million ($16.8 million after tax), equal to $.08 per diluted common share.  Additionally, the fiscal 2010 fourth quarter included a charge to earnings of $27.3 million ($17.5 million after tax), for the impact of extinguishment of debt, equal to $.09 per diluted common share.

•                Excluding these returns and charges in the fourth quarter of fiscal 2011 and 2010, net sales for the three months ended June 30, 2011 increased 12% to $2.06 billion, net earnings were $49.7 million and diluted net earnings per common share were $.25, versus a comparable $.29 in the prior-year period.

Outlook for Fiscal 2012 First Quarter and Full Year

In fiscal 2012, the Company will continue to execute its winning strategy and expects continued strong results.  The Company expects to continue to grow faster than the prestige beauty industry and estimates very strong fiscal 2012 first quarter results due, in large part, to the increased effective investment spending in the fourth quarter of fiscal 2011. At this time, the Company’s outlook does not assume the recent economic uncertainty and volatility taking place in the United States and certain European countries will have a major impact on consumer spending and on its business.

Specifically, in the context of its strategy, during fiscal 2012, the Company expects to continue to increase global advertising spending on new initiatives and impactful product launches.

Additionally, the Company will continue to invest behind its strategic modernization initiative, including the rollout of SAP, which is part of a broader plan to modernize the Company’s systems and infrastructure.  The Company is pleased with the success and results of the initiatives that have been implemented to date.  The Company is actively preparing over 25 business units to implement SAP in several groupings during the next two years.  Also, the Company has recently started the development of upgraded capabilities to support its human resource and retail operations.  The plan is to progressively deploy these systems globally over the next three years.  The Company is planning to incur additional investment spending to implement these systems initiatives.

First Quarter

•                Net sales are expected to increase between 11% and 13% in constant currency.

•                Foreign currency translation is expected to positively impact sales by approximately 3% to 4% versus the prior-year period.

•                Diluted net earnings per share, including charges associated with restructuring activities are projected to be between $1.07 and $1.17.

•                The Company expects to take returns and charges associated with restructuring activities in its fiscal 2012 first quarter of about $10 million, equal to approximately $.03 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                Diluted net earnings per share before charges associated with restructuring activities are projected to be between $1.10 and $1.20.

•                In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company expects to realize savings of between $20 million and $25 million in the first quarter of fiscal 2012.

Full Year

•                Net sales are forecasted to grow between 6% and 8% in constant currency.

•                Foreign currency translation is expected to negatively impact sales by less than 1% versus the prior-year period.

•                The Company projects diluted net earnings per share, including charges associated with restructuring activities to be between $3.84 and $4.12.

•                The Company expects to take returns and charges associated with restructuring activities in fiscal 2012 of between $25 million and $50 million, equal to approximately $.08 to $.16 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                Diluted net earnings per share before charges associated with restructuring activities are projected to be between $4.00 and $4.20.

•                On a product category basis, in constant currency, hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

•                Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa and the Americas.

•                In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company expects to realize savings of between $100 million and $125 million during fiscal 2012.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2012 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)                increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)                the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)                consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)                destocking and tighter working capital management by retailers;

(5)                the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)                shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)                social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)                changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)                foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)          changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)          shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e. focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)          real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)          changes in product mix to products which are less profitable;

(14)          the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates;

(15)          the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)          consequences attributable to the events that are currently taking place in the Middle East, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)          the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)          additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Coach, Ojon, Smashbox and Ermenegildo Zegna.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30		Percent	Year Ended June 30		Percent
	2011	2010	Change	2011	2010	Change

Net Sales (A)	$2,060.6	$1,840.1	12%	$8,810.0	$7,795.8	13%
Cost of Sales (A)	425.1	414.3		1,936.9	1,829.4
Gross Profit	1,635.5	1,425.8	15%	6,873.1	5,966.4	15%

Gross Margin	79.4%	77.5%		78.0%	76.5%

Operating expenses:
Selling, general and administrative	1,559.8	1,358.3		5,696.7	5,067.0
Restructuring and other special charges (A)	9.4	21.1		49.0	61.1
Goodwill impairment (B)	—	—		29.3	16.6
Impairment of other intangible and long-lived assets (C)	1.7	2.8		8.7	31.8
	1,570.9	1,382.2	14%	5,783.7	5,176.5	12%
Operating Expense Margin	76.2%	75.1%		65.6%	66.4%

Operating Income	64.6	43.6	48%	1,089.4	789.9	38%

Operating Income Margin	3.2%	2.4%		12.4%	10.1%

Interest expense, net	15.9	16.6		63.9	74.3
Interest expense on debt extinguishment (D)	—	27.3		—	27.3
Earnings (Loss) before Income Taxes	48.7	(0.3)	100 +%	1,025.5	688.3	49%

Provision (benefit) for income taxes	5.5	(25.3)		321.7	205.9
Net Earnings	43.2	25.0	73%	703.8	482.4	46%

Net earnings attributable to noncontrolling interests	(2.1)	(1.1)		(3.0)	(4.1)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$41.1	$23.9	72%	$700.8	$478.3	47%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.21	$.12	74%	$3.56	$2.42	47%
Diluted	.20	.12	73%	3.48	2.38	46%

Weighted average common shares outstanding:
Basic	197.0	198.7		197.0	197.7
Diluted	201.5	202.5		201.2	200.7

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other special charges, inclusive of cumulative charges recorded to date and over the next few fiscal years, totaling between $350 million and $450 million, before taxes.

During the year ended June 30, 2011 and June 30, 2010, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.

Restructuring and other special charges -  Three months ended June 30, 2011 and 2010

For the three months ended June 30, 2011 and 2010, aggregate restructuring charges of $8.4 million and $17.8 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other special charges in connection with the implementation of the Program for the three months ended June 30, 2011 and 2010 of $1.0 million and $3.3 million, respectively, related to consulting and other professional services and accelerated depreciation.

During the three months ended June 30, 2011, the Company recorded $2.4 million, reflecting sales returns (less a related cost of sales of $0.4 million) and a write-off of inventory of $0.6 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

During the three months ended June 30, 2010, the Company recorded $2.4 million, reflecting sales returns (less a related cost of sales of $0.3 million) and $2.4 million for the write-off of inventory associated with exiting unprofitable operations.

Total charges associated with restructuring activities included in operating income for the three months ended June 30, 2011 and 2010 were $12.0 million and $25.6 million, respectively.

Restructuring and other special charges – Year ended June 30, 2011 and 2010

For the year ended June 30, 2011 and 2010, aggregate restructuring charges of $41.1 million and $48.8 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other special charges in connection with the implementation of the Program for the year ended June 30, 2011 and 2010 of $7.9 million and $12.3 million, respectively, related to consulting and other professional services and accelerated depreciation.

During the year ended June 30, 2011, the Company recorded $4.6 million, reflecting sales returns (less a related cost of sales of $1.2 million) and a write-off of inventory of $7.0 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

For the year ended June 30, 2010, the Company recorded $15.7 million, reflecting sales returns (less a related cost of sales of $2.5 million) and a write-off of inventory of $10.4 million associated with exiting unprofitable operations.

Total charges associated with restructuring activities included in operating income for the year ended June 30, 2011 and 2010 were $59.4 million and $84.7 million, respectively.

(B) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the third quarter of fiscal 2011, the Ojon reporting unit reassessed and subsequently altered the timing of new market initiatives, including the rollout of reformulated product lines and certain components of its future international expansion plans, resulting in revisions to its internal forecasts.  The Company concluded that these changes in circumstances in the Ojon reporting unit triggered the need for an interim impairment review of its goodwill.  The Company completed an interim impairment test for the goodwill and recorded an impairment charge for the remaining goodwill of $29.3 million, at the exchange rate in effect at that time.  This impairment charge was reflected in the hair care and skin care product categories and in the Americas region.

During the second quarter of fiscal 2010, the Company recorded a goodwill impairment charge related to the Ojon reporting unit of $16.6 million.

(C) During the third quarter of fiscal 2011, the Company also completed an interim impairment test related to the Ojon reporting unit trademark and recorded a trademark impairment charge of $7.0 million. This impairment charge was reflected in the hair care and skin care product categories and in the Americas region.

During the fourth quarter of fiscal 2011, the Company determined that the carrying values of three trademarks exceeded their estimated fair values as a result of the planned discontinuation of certain products and recognized an impairment charge of $1.7 million for the remaining carrying values of the related trademarks.  These impairment charges were reflected in the makeup and skin care product categories and in the Americas region.

During the second quarter of fiscal 2010, the Company recognized impairment charges for Ojon of $6.0 million for its trademark and $17.2 million for its customer list.  Also during the second quarter of fiscal 2010, the Company recorded an impairment charge of $5.8 million related to the Darphin trademark.

During the fourth quarter of fiscal 2010, the Company recorded a charge of $2.8 million, primarily related to long-lived asset impairments.

(D) In the fourth quarter of fiscal 2010, the Company completed a cash tender offer for $199.9 million aggregate principal amount of Senior Notes due in 2012 and 2013.  As a result, the Company recorded a pre-tax charge to earnings of $27.3 million.

This earnings release includes some non-GAAP financial measures relating to returns and charges associated with restructuring activities and the extinguishment of debt.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the returns and charges associated with restructuring activities and the extinguishment of debt.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$2,060.6	$ 2.4	$2,063.0	$1,840.1	$ 2.4	$1,842.5	12%
Cost of sales	425.1	(0.2)	424.9	414.3	(2.1)	412.2

Gross Profit	1,635.5	2.6	1,638.1	1,425.8	4.5	1,430.3	15%
Gross Margin	79.4%		79.4%	77.5%		77.6%

Operating expenses	1,570.9	(9.4)	1,561.5	1,382.2	(21.1)	1,361.1	15%

Operating Expense Margin	76.2%		75.7%	75.1%		73.9%

Operating Income	64.6	12.0	76.6	43.6	25.6	69.2	11%
Operating Income Margin	3.2%		3.7%	2.4%		3.7%

Interest expense on debt extinguishment	—	—	—	27.3	(27.3)	—

Provision (benefit) for income taxes	5.5	3.4	8.9	(25.3)	18.6	(6.7)
Net Earnings Attributable to The Estée Lauder Companies Inc.	41.1	8.6	49.7	23.9	34.3	58.2	(15)%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.20	.04	.25	.12	.17	.29	(14)%

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

(Unaudited; In millions, except per share data and percentages)

	Year Ended June 30, 2011			Year Ended June 30, 2010
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$8,810.0	$ 4.6	$8,814.6	$7,795.8	$ 15.7	$7,811.5	13%
Cost of sales	1,936.9	(5.8)	1,931.1	1,829.4	(7.9)	1,821.5

Gross Profit	6,873.1	10.4	6,883.5	5,966.4	23.6	5,990.0	15%
Gross Margin	78.0%		78.1%	76.5%		76.7%

Operating expenses	5,783.7	(49.0)	5,734.7	5,176.5	(61.1)	5,115.4	12%

Operating Expense Margin	65.6%		65.1%	66.4%		65.5%

Operating Income	1,089.4	59.4	1,148.8	789.9	84.7	874.6	31%
Operating Income Margin	12.4%		13.0%	10.1%		11.2%

Interest expense on debt extinguishment	—	—	—	27.3	(27.3)	—

Provision for income taxes	321.7	17.7	339.4	205.9	38.6	244.5
Net Earnings Attributable to The Estée Lauder Companies Inc.	700.8	41.7	742.5	478.3	73.4	551.7	35%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	3.48	.21	3.69	2.38	.37	2.75	34%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended June 30		Percent Change		Year Ended June 30		Percent Change
	2011	2010	Reported Basis	Local Currency	2011	2010	Reported Basis	Local Currency
NET SALES
By Region:
The Americas	$882.2	$803.8	10%	9%	$3,796.3	$3,442.1	10%	10%
Europe, the Middle East & Africa	788.7	699.9	13	4	3,257.6	2,859.3	14	14
Asia/Pacific	392.1	338.8	16	7	1,760.7	1,510.1	17	10
Subtotal	2,063.0	1,842.5	12	7	8,814.6	7,811.5	13	12
Returns associated with restructuring activities	(2.4)	(2.4)			(4.6)	(15.7)
Total	$2,060.6	$1,840.1	12%	7%	$8,810.0	$7,795.8	13%	12%

By Product Category:
Skin Care	$898.3	$771.2	16%	11%	$3,718.6	$3,227.1	15%	13%
Makeup	816.2	733.8	11	7	3,370.8	2,978.2	13	12
Fragrance	221.9	219.1	1	(5)	1,236.0	1,136.9	9	8
Hair Care	116.2	109.9	6	4	432.3	413.9	4	4
Other	10.4	8.5	22	18	56.9	55.4	3	2
Subtotal	2,063.0	1,842.5	12	7	8,814.6	7,811.5	13	12
Returns associated with restructuring activities	(2.4)	(2.4)			(4.6)	(15.7)
Total	$2,060.6	$1,840.1	12%	7%	$8,810.0	$7,795.8	13%	12%

OPERATING INCOME (LOSS)
By Region:
The Americas	$(11.8)	$(31.6)	63%		$244.9	$161.5	52%
Europe, the Middle East & Africa	95.8	99.8	(4)		651.9	500.8	30
Asia/Pacific	(7.4)	1.0	(100)+		252.0	212.3	19
Subtotal	76.6	69.2	11		1,148.8	874.6	31
Charges associated with restructuring activities	(12.0)	(25.6)			(59.4)	(84.7)
Total	$64.6	$43.6	48%		$1,089.4	$789.9	38%

By Product Category:
Skin Care	$47.9	$20.1	100 +%		$595.1	$434.3	37%
Makeup	70.4	82.6	(15)		493.8	416.8	18
Fragrance	(35.0)	(33.7)	(4)		80.7	26.3	100 +
Hair Care	0.7	1.6	(56)		(9.1)	(6.2)	(47)
Other	(7.4)	(1.4)	(100)+		(11.7)	3.4	(100)+
Subtotal	76.6	69.2	11		1,148.8	874.6	31
Charges associated with restructuring activities	(12.0)	(25.6)			(59.4)	(84.7)
Total	$64.6	$43.6	48%		$1,089.4	$789.9	38%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	June 30 2011	June 30 2010
ASSETS
Current Assets
Cash and cash equivalents	$1,253.0	$1,120.7
Accounts receivable, net	945.6	746.2
Inventory and promotional merchandise, net	995.6	826.6
Prepaid expenses and other current assets	492.3	427.5
Total Current Assets	3,686.5	3,121.0

Property, Plant and Equipment, net	1,143.1	1,023.6
Other Assets	1,444.3	1,191.0
Total Assets	$6,273.9	$5,335.6

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$138.0	$23.4
Accounts payable	446.7	425.2
Other current liabilities	1,358.6	1,123.6
Total Current Liabilities	1,943.3	1,572.2

Noncurrent Liabilities
Long-term debt	1,080.1	1,205.0
Other noncurrent liabilities	603.5	593.0
Total Noncurrent Liabilities	1,683.6	1,798.0

Total Equity	2,647.0	1,965.4
Total Liabilities and Equity	$6,273.9	$5,335.6

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Year Ended June 30
	2011	2010
Cash Flows from Operating Activities
Net earnings	$703.8	$482.4
Depreciation and amortization	294.4	263.7
Deferred income taxes	(24.5)	(24.7)
Goodwill, other intangible asset and long-lived asset impairments	38.0	48.4
Other items	48.9	29.5
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	(124.7)	79.2
Increase in inventory and promotional merchandise, net	(95.1)	(60.8)
Decrease (increase) in other assets, net	(52.5)	29.3
Increase in accounts payable and other liabilities	238.7	109.7
Net cash flows provided by operating activities	$1,027.0	$956.7

Capital expenditures	$351.0	$270.6
Acquisition of businesses and other intangible assets	256.1	10.7
Repayments and redemption of long-term debt	16.5	227.2
Payments to acquire treasury stock	396.6	266.7
Dividends paid	148.0	109.1

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